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                                                                 EXHIBIT 10.16
Noreen Bergin



     Re: Amendment of Employment Agreement

Dear Noreen:

     We have agreed to amend your written employment agreement with Netscape Communications Corporation (the "Company") of on or about November 6, 1995 (the "Agreement") to include the following paragraphs:

     "Upon the occurrence of a Change in Control, the Company or any successor entity shall be obligated to continue your Service over the remainder of the vesting period in effect for the shares purchased or purchasable under any stock option granted to you by the Company prior to the Change in Control so that you shall have the opportunity to vest in all those shares. You shall, however, have complete discretion in determining whether you are to render such Service, and if so, whether it shall be performed as a full time employee, part-time employee or independent consultant, as permitted by the applicable stock option agreement. In particular, "Service" shall mean the provision of services to the Company or any parent or subsidiary by an individual in the capacity of an employee, a non-employee member of the Board of Directors or a consultant, and such "Service" shall be deemed to meet the level of employment, consulting or other services required to continue vesting under your applicable stock option or stock purchase agreements. The remaining terms of your Service during such vesting period, including any cash compensation payable for such Service, shall be negotiated in good faith by the Company or successor entity and you at the time of the Change in Control. This paragraph shall only become applicable in the event of a Change in Control, as deemed in the following paragraph, and in the absence of such Change in Control, your employment shall remain "at will" in accordance with the provisions of the Agreement.

     For purposes of this Agreement, a Change in Control shall be deemed to occur in the event of any of the following transactions: (A) a transaction or series of related transactions over a twelve (12) month period (excluding an initial public offering) in which the stockholders of the Company immediately before such transaction or series of transactions do not retain in substantially the same proportions as their ownership of shares of the Company's voting stock immediately before such event, directly or indirectly (including, without limitation, through their ownership of shares of the voting stock of a corporation which, as a result of such sale or exchange, owns the Company either directly or through one or more subsidiaries), at least a majority of the beneficial interest in the voting stock of the Company immediately after such transaction or related series of transactions,
(B) the acquisition of all or substantially all of the Company's assets, C) the liquidation or dissolution of the Company or (D) a merger or consolidation wherein the stockholders of the Company immediately before such merger or consolidation do not retain in the substantially the same proportions as their ownership of shares of the Company's voting stock immediately before such event, directly or indirectly (including, without limitation, through their ownership of shares of the voting stock of a corporation, which, as a result of such merger or consolidation, owns the Company either directly or


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through one or more subsidiaries), at least of majority of the beneficial interest in the voting stock of the Company immediately after such merger or consolidation."

     Except as amended by the foregoing paragraphs, the Agreement shall remain in full force and effect.

     Please sign and date this amendment on the spaces provided below to confirm your acceptance of its terms.


                                       Sincerely,

                                       NETSCAPE COMMUNICATIONS CORPORATION


                                       by: /s/ James Barksdale
                                           -------------------------------
                                           James Barksdale, President and
                                           Chief Executive Officer


I agree to and accept the terms and conditions of this amendment.


Dated: 1-23-97                         /s/ Noreen Bergin
       -------                         -----------------
                                       Noreen Bergin

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Noreen G. Bergin



Dear Noreen:

We are pleased to offer you employment as Vice President and Corporate Controller, Chief Accounting Officer for Netscape Communications Corporation. Your annual salary will be $150,000 per year. In addition, you will receive a $50,000 annual bonus plan. Your starting date will be December 1, 1995 (or earlier, subject to your availability) and you will be reporting to me.

As an employee of Netscape Communications Corporation, you will be eligible to participate in a number of Company-sponsored benefits, including health and medical benefits. New employee benefits orientation is each Monday at l0:00 am in the HR Training Room at 487 E. Middlefield Rd. Netscape has established a stock option plan. Upon Board of Directors approval, the Company will grant you an option to purchase up to 50,000 shares of common stock. Your option will be subject to your execution of the Company's standard stock option agreement, which will contain Netscape's customary terns and conditions, including vesting, of the shares over a fifty month period. In the event of a corporate change of control, your incentive stock options will continue to vest as a consultant.

Employment with Netscape is not for a specific term and can be terminated by you or by us at any time for any reason, with or without cause. Any statements to contrary that may have been made to you by the Company or its agents are superseded by this offer letter. We request that all of our employees, to the extent possible, give us advance notice if they intend to resign. If you accept this offer, the terms described in this letter shall be the terms of your employment. Any additions or modifications of these terms would have to be in writing and signed by you and an officer of the Company.

Your employment is contingent on your executing the enclosed Netscape Proprietary Information and Inventions Agreement and upon your providing the Company with the legally required proof of your identity and authorization to work in the United States.

We look forward to having you join us. If you accept the above-described offer, please return a signed copy of this letter and the executed Proprietary Information and Inventions Agreement to Netscape Human Resources. This offer, if not accepted, will expire on October 23, 1995.

If you have any questions, please call me.

Sincerely,

/s/ Peter Currie

NETSCAPE COMMUNICATIONS CORPORATION

By: Peter Currie
Chief Financial Officer


I accept this offer this 13th day of October


/s/ Noreen G. Bergin
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Noreen G. Bergin